Exhibit 99.1
Penson Worldwide, Inc. Sells Senior Second Lien Secured Notes
Dallas, TX, April 29, 2010 — Penson Worldwide, Inc. (NASDAQ: PNSN) today announced that it has sold $200 million aggregate principal amount of 12.5% senior second lien secured notes due May 15, 2017. The sale of the notes is expected to close on May 6, 2010.
The Company intends to use the net proceeds from this offering to pay down approximately $100 million of its existing debt with banks; to provide working capital to support the Ridge Clearing & Outsourcing Solutions, Inc. correspondents, whose clearing contracts Penson intends to acquire from Broadridge Financial Solutions, Inc. (NYSE: BR); and for other general corporate purposes.
In the United States, the notes will be offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.
This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts
Gary Fishman (gary.fishman@anreder.com), Steven Anreder (steven.anreder@anreder.com), or Michael Shallo (michael.shallo@anreder.com), of Anreder & Company, at +1-212-532-3232